EXHIBIT 99.1

PGTI AUTHORIZES $30 MILLION
STOCK REPURCHASE PROGRAM
VENICE, Fla., May 22, 2019 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in the premium window and door category, today announced that its board of directors has authorized the repurchase of up to $30 million of PGTI's common stock.
PGTI expects that any stock repurchases will be funded through available cash.  The repurchases may be made in open market or private transactions from time to time.  Repurchases of shares may be made under a Rule 10b5-1 plan, which would permit repurchases when the Company might otherwise be precluded from doing so under insider trading laws.  The Company will base future repurchase decisions, including the timing of any such repurchases, on such factors as PGTI's stock price, general economic and market conditions, the potential impact on its capital structure, the expected return on competing uses of capital such as strategic acquisitions and capital investments, and other corporate considerations, as determined by management.  PGTI gives no assurance as to the amount of repurchases to be made or the actual purchase prices, and any repurchase program may be suspended or discontinued at any time.
About PGT Innovations, Inc.
PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.
PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation's largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.
The PGT Innovations' family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company's brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company's high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.
Forward-Looking Statements
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:
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adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems' operations are generated, and in the U.S. generally;

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macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisition of Western Window Systems;
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the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits from our acquisition of Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	sales fluctuations to and changes in our relationships with key customers;
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in addition to our acquisition of Western Window Systems, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
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risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part I, Item 1A, "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 29, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding our plans and expectations regarding our ability to effect stock repurchases. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.
PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Brent Boydston, 941-480-1600
Senior Vice President, Corporate Sales and Marketing
BBoydston@PGTInnovations.com